Exhibit 5.1

September 12, 2005

The Middleby Corporation

1400 Toastmaster Drive

Elgin, Illinois 60120

Ladies and Gentlemen:

We have acted as counsel for The Middleby Corporation, a Delaware corporation (the “Company”) in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 including a Reoffer Prospectus (together, the “Registration Statement”) relating to the offer and proposed registration of 943,040 shares of the Company’s common stock, $.01 par value (“Common Stock”), under the terms of the Company’s 1998 Stock Incentive Plan, 1989 Stock Incentive Plan, 2003 Director’s Stock Option Plan, 2000 Director’s Stock Option Plan, and 1996 Director’s Stock Option Plan  (the “Stock Plans”), described in the Registration Statement, and 1,270,848 shares of Common Stock under the Reoffer Prospectus.

In arriving at this opinion, we have examined the Company’s Certificate of Incorporation, its Bylaws, the records of the corporate proceedings of the Company authorizing the issuance and sale of the shares of Common Stock covered by the Registration Statement, the Stock Plans and such other instruments and documents as we have deemed appropriate.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

The scope of this opinion is limited to the federal laws of the United States of America and the Delaware General Corporation Law, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon the foregoing, we are of the opinion that (i) said shares of Common Stock are duly authorized; (ii) with respect to said shares not yet issued, upon delivery of same to the participants under the Stock Plans against payment therefor upon the terms set forth in the Stock Plans, said shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company; and (iii) the shares covered by the Reoffer Prospectus are validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in such Registration Statement.

Very truly yours,

SEYFARTH SHAW LLP

By:	/s/ Nathaniel Sack
Nathaniel Sack, a Partner